EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HealthSouth Corporation of our report dated February 24, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HealthSouth Corporation's Annual Report on Form 10‑K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
August 2, 2016